SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (date of earliest event reported ) April 24, 2000
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                               NETCRUISE.COM, INC.
                               -------------------
             (Exact name of registrant as specified in its charter)



New Jersey                     O-29188                            22-2719541
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(state or other          (Commission file number)               (IRS Employer
jurisdiction of                                                 Identification
incorporation)                                                   Number)



2401 Morris Avenue, Union, New Jersey                                  07083
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(address of principal executive offices)                            (Zip Code)



                         Registrant's telephone number,
                       including area code, (908) 801-8767
                                 --------------




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Item 5:  OTHER EVENTS

         Settlement of Contract Dispute

         On April 24, 2000, the Company completed a transaction with United Internet Technologies, Inc. ("UIT") and its parent company, United Leisure Corporation ("ULC"), which restructured agreements they originally entered into in July 1998 and subsequently amended in 1998 and 1999 (the "July 1998 Agreement").

         The July 1998 Agreement sold to the Company the rights to the travel Web site named "netcruise.com," together with a business model, worldwide rights and a license for UIT's proprietary "Parallel Addressing Video" ("PAV") technology for travel related applications, computer software and other intellectual property related to the travel business. In consideration for July 1998 Agreement, the Company issued to UIT 2,000,000 restricted shares of the common stock and two warrants to purchase an additional 1,600,000 shares; one for the purchase of up to 800,000 shares of common stock at an initial purchase price of $2.50 per share (the "Class X Warrant") and the other for the purchase of up to an additional 800,000 shares of common stock at an initial purchase price of $6.00 per share (the "Class Y Warrant"). The July 1998 Agreement also provided for the exchange of additional consideration consisting of UIT's assignment of an office lease, the provision by UIT of managerial and technical assistance and various payments to be made by the Company.

         In the restructuring completed on April 24, 2000, various disputes that had arisen between the Company and UIT regarding the implementation and performance of the July 1998 Agreement were fully resolved and released. UIT provided a revised and updated PAV software and technology license to the Company, sold 1,500,000 shares of the Company's common stock in a private transaction for a cash purchase price of $600,000 to Mr. Joseph Perri, the Company's principal shareholder, and agreed to the Company's cancellation of the Class X and Class Y Warrants to purchase an aggregate of 1,600,000 shares. In addition, a principal shareholder of UIT agreed to the Company's cancellation of the Class V and Class W Warrants to purchase an aggregate of 400,000 shares. In this connection, the Company issued two new privately placed warrants to purchase up to 500,000 shares; a Series U Warrant permitting UIT to purchase up to 400,000 shares of common stock for a period of five years at an initial purchase price of $1.00 per share and a Series V Warrant permitting a principal shareholder of UIT to purchase up to 100,000 shares of common stock over a five year period for an initial purchase price of $1.00 per share.

Item 7:  FINANCIAL STATEMENTS AND EXHIBITS

         (c)      Exhibits.

         10.26 Omnibus Stock Purchase, Restructuring and General Release Agreement among the Company, Joseph Perri, United Leisure Corporation, United Internet Technologies, Inc., Harry Schuster and Brian Schuster dated April 24, 2000 (formerly
                  Exhibit 10.26).

         10.27 Software License and Domain Name Assignment Agreement between the Company and United Internet Technologies, Inc. dated April 24, 2000 (formerly Exhibit 10.27).

         10.28 Warrant Agreement between the Company and United Internet Technologies, Inc. dated April 24, 2000 (formerly
                  Exhibit 10.26).

         10.29 Warrant Agreement between the Company and Brian Schuster dated April 24, 2000 (formerly 10.27).


                                                     SIGNATURES


         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.



July 31, 2000                                        NETCRUISE.COM, INC.



                            By: /s/ Lawrence E. Burk
                                Lawrence E. Burk
                               President and Chief Executive Officer